EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2007 FIRST QUARTER RESULTS
     NEW YORK, NY, May 7, 2007 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the first quarter of 2007. In 2006, we divested our paper mills and account for this business as discontinued operations and its results are reported separately. As a result, previously reported amounts have been reclassified to conform to the current presentation. Except as otherwise noted, the following discussion relates to our continuing operations.
Highlights of the 2007 First Quarter
•	Revenues increased by 20% to €169.5 million from €141.7 million in the comparative quarter of 2006, primarily due to higher pulp prices.

•	Operating EBITDA increased to €28.3 million in the first quarter from €24.7 million in the comparative quarter of 2006, primarily as a result of higher pulp prices, partially offset by higher fiber costs and a weakening U.S. dollar. For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income to Operating EBITDA, see page 6 of the financial tables included in this press release.

•	Pulp markets strengthened quarter over quarter. Average list prices for NBSK pulp in Europe were $757 per ADMT in the first quarter of 2007 and $730 per ADMT in the fourth quarter of 2006, compared to $618 per ADMT in the first quarter of 2006.

•	Fiber costs increased materially in the current quarter and, on average, were up approximately 20% over the prior quarter and over 50% from the first quarter of 2006.

•	Mill net pulp realizations continued to increase in the first quarter of 2007 to €512 per ADMT on average from €425 per ADMT in the first quarter of 2006, primarily as a result of higher pulp prices.

•	We had net income from continuing operations of €1.1 million, or €0.03 per basic and diluted share, in the current quarter which included a net gain on our derivatives of €6.6 million, compared to net income of €16.2 million, or €0.49 per basic and €0.40 per diluted share, in the same period of 2006 which included a net unrealized gain on our derivatives of €40.8 million.
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Mercer Reports 2007 First Quarter Results	Page 2
President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated:
•	“Pulp markets remained strong in the first quarter of 2007. List prices in Europe increased by approximately $27 per ADMT in the quarter. However, much of the price increase was offset by a decline in the value of the U.S. dollar versus the Euro during the quarter.

•	Our mills generally performed well during the quarter, particularly the Celgar mill which is benefiting from our Blue Goose capital expenditure program. As part of the program, we expect to complete a dryer expansion at the Celgar mill in the second quarter which will further improve efficiencies and increase production capacity.

•	Our first quarter results were negatively impacted by high fiber prices. The severe storms in January in central Europe, which felled over 60 million cubic meters of wood, has recently resulted in increased fiber availability. This has already resulted in some price relief early in the second quarter and we are anticipating additional declines in fiber prices for deliveries throughout the balance of the year.”
     Mr. Lee added:
•	“Strong prices and the efficiency of our mills resulted in Operating EBITDA increasing by 15% to €28.3 million in the current quarter from €24.7 million in the comparative quarter of 2006, despite significantly higher fiber costs, a weaker U.S. dollar and a much reduced contribution from the sale of emission allowances. Operating EBITDA in the prior quarter was €50.2 million and benefited from a €13.0 million reversal of accrued wastewater fees.

•	We had previously put into place currency swaps to partially protect us in the event of a weakening U.S. dollar. In the quarter, we settled the balance of our outstanding currency swaps and realized a cash gain of €6.8 million which is not included in our Operating EBITDA.”
     Mr. Lee continued: “We are seeing continued strong demand in all our markets. This strong demand, coupled with a weak U.S. dollar and higher fiber costs, should result in higher pulp prices in the upcoming months. We expect the NBSK market to remain strong in 2007 as evidenced by the April NBSK price increase to approximately $770 per tonne in Europe and approximately $810 per tonne in the United States.”
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Mercer Reports 2007 First Quarter Results	Page 3
     Mr. Lee concluded: “Looking forward, we expect the current strength in pulp markets to continue and to generate solid returns for our stakeholders.”
Summary Selected Highlights

	Q1	Q4	Q1
	2007	2006	2006
	(in millions of Euro, except where otherwise stated)
Revenues	€169.5	€160.5	€141.7
Sales of emission allowances	0.7	2.4	5.6
Income from operations	14.5	36.2	11.0
Operating EBITDA(1)	28.3	50.2	24.7
Realized gain (loss) on derivative instruments	6.8	1.7	(3.6)
Interest expense	20.1	23.1	22.8
Unrealized (loss) gain on derivative instruments	(0.2)	33.1	44.4
Unrealized foreign exchange gain on debt	1.3	3.8	6.1
Net income from continuing operations	1.1	28.6	16.2
Income per share from continuing operations
Basic	€0.03	€0.85	€0.49
Diluted	€0.03	€0.67	€0.40

(1)	For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 6 of the financial tables included in this press release.

	Q1	Q4	Q1
	2007	2006	2006
Pulp Production (‘000 tonnes)	347.3	328.9	318.5
Pulp Sales Volume (‘000 tonnes)(1)	329.1	344.4	327.1
NBSK list price in Europe ($/ADMT)	757	730	618
Average pulp price realizations (€/ADMT)	512	480	425
Average Spot Currency Exchange Rates
€ / $	0.7630	0.7962	0.8312
C$ / $	1.1716	1.1344	1.1547
C$ / €	1.5354	1.4244	1.3886

(1)	Excluding intercompany pulp sales volumes of nil ADMTs in Q1 2007, 603 ADMTs in Q4 2006 and 4,986 ADMTs in Q1 2006, respectively.
Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006
     Revenues for the three months ended March 31, 2007 increased by 20% to €169.5 million from €141.7 million in the comparative period of 2006, primarily due to higher pulp prices, partially offset by a weakening of the U.S. dollar versus the Euro. List prices for NBSK pulp in Europe were approximately €578 ($757) per ADMT in the first quarter of 2007, €553 ($730) per ADMT in the fourth quarter of 2006 and approximately €514 ($618) per ADMT in the comparative first quarter of last year. Pulp sales volume increased marginally to 329,135 ADMTs in the first quarter of 2007 from 327,101 ADMTs in the comparative period of 2006. Mill net pulp sales realizations increased to €512 per ADMT on average in the first quarter of 2007 from €425 per ADMT in the first quarter of 2006, primarily as a result of higher pulp prices.
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Mercer Reports 2007 First Quarter Results	Page 4
     Cost of sales and general, administrative and other expenses in the first quarter of 2007 increased to €155.8 million from €136.3 million in the comparative period of 2006, primarily as a result of higher fiber costs which increased by over 50% from the year ago quarter.
     Fiber costs at our German pulp mills increased in the first quarter of 2007, primarily as a result of increased demand for wood residuals and tight supply in the fourth quarter of 2006. Fiber costs at our Celgar mill increased, primarily because of a weakening U.S. lumber market that has caused a sharp reduction in sawmill residual production. We expect fiber availability in Europe to increase materially as a result of severe storms in January that felled approximately 60 million cubic meters of timber, primarily in Germany and Scandinavia. This, coupled with an improving European lumber market, has started to provide some price relief and we expect further downward pressure on fiber prices for deliveries throughout the balance of the year.
     We recorded a contribution to income of €0.7 million on the sale of emission allowances in the first quarter of 2007, compared to €5.6 million in the first quarter of 2006.
     For the first quarter of 2007, operating income increased by approximately 32% to €14.5 million from €11.0 million in the comparative quarter of 2006, primarily as a result of higher pulp prices and improved operating results at our Celgar mill. Interest expense in the first quarter of 2007 decreased to €20.1 million from €22.8 million in the 2006 comparative quarter.
Derivative Instruments and Minority Interest
     We recorded a net gain of €6.6 million on our outstanding foreign currency and interest rate derivatives at the end of the current quarter, including a realized cash gain of €6.8 million on the settlement of our currency swaps, compared to a net gain of €40.8 million on our derivatives in the comparative quarter of 2006.
     In the first quarter of 2007, minority interest, representing the minority shareholder’s interest in the Stendal mill, was €1.0 million, compared to €0.4 million in the comparative quarter of 2006.
Discontinued Operations
     We disposed of our paper operations in 2006 and now account for them as discontinued operations.
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Mercer Reports 2007 First Quarter Results	Page 5
Earnings Per Share and Operating EBITDA
     We generated “Operating EBITDA” of €28.3 million and €24.7 million in the three months ended March 31, 2007 and 2006, respectively. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) to Operating EBITDA, see page 6 of the financial tables included in this press release.
     We reported net income from continuing operations for the first quarter of 2007 of €1.1 million, or €0.03 per basic and diluted share, which included an aggregate of €7.8 million of net gains on our outstanding derivatives and foreign currency denominated long-term debt. In the first quarter of 2006, we reported net income from continuing operations of €16.2 million, or €0.49 per basic and €0.40 per diluted share, which reflected a net gain of €46.9 million on our outstanding derivatives and foreign currency denominated long-term debt.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, May 8, 2007 at 10:00 AM EDT. Listeners can access the conference call live and archived over the Internet through a link at the Company’s web site at http://www.mercerint.com/en/newsCurrent.cfm, or at http://www.videonewswire.com/event.asp?id=39577. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until May 15, 2007 at 11:59 p.m. (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 7956375.
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Mercer Reports 2007 First Quarter Results	Page 6
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company’s SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Scot Hoffman
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-
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MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
March 31, 2007 and December 31, 2006
(Euros in thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	€44,970	€69,367
Receivables	97,454	75,022
Note receivable, current portion	5,814	7,798
Inventories	82,702	62,857
Prepaid expenses and other	5,800	4,662
Current assets of discontinued operations	1,261	2,094

Total current assets	238,001	221,800

Long-Term Assets
Cash restricted	45,000	57,000
Property, plant and equipment	965,709	972,143
Investments	3	1
Unrealized foreign exchange rate derivative gain	—	5,933
Deferred note issuance and other costs	6,639	6,984
Deferred income tax	27,026	29,989
Note receivable, less current portion	8,408	8,744

	1,052,785	1,080,794

Total assets	€1,290,786	€1,302,594

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€88,918	€84,173
Debt, current portion	33,364	33,903
Current liabilities of discontinued operations	1,074	1,926

Total current liabilities	123,356	120,002

Long-Term Liabilities
Debt, less current portion	850,955	873,928
Unrealized interest rate derivative loss	35,670	41,355
Pension and other post-retirement benefit obligations	17,605	17,954
Capital leases	7,432	6,202
Deferred income tax	23,200	22,911
Other long-term liabilities	4,643	1,441

	939,505	963,791

Total liabilities	1,062,861	1,083,793

Minority Interest	—	—
SHAREHOLDERS’ EQUITY
Common shares	202,626	195,642
Additional paid-in capital	102	154
Retained earnings	15,526	15,240
Accumulated other comprehensive income	9,671	7,765

Total shareholders’ equity	227,925	218,801

Total liabilities and shareholders’ equity	€1,290,786	€1,302,594

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)
(Euros in thousands, except per share data)

	2007	2006
Revenues	€169,531	€141,668
Costs and expenses:
Operating costs	134,747	114,907
Operating depreciation and amortization	13,729	13,688

	21,055	13,073
General and administrative expenses	7,305	7,717
(Sale) purchase of emission allowances	(727)	(5,638)

Operating income from continuing operations	14,477	10,994

Other income (expense)
Interest expense	(20,068)	(22,814)
Investment income	1,611	1,740
Unrealized foreign exchange gain on debt	1,254	6,113
Realized gain (loss) on derivative instruments	6,820	(3,562)
Unrealized (loss) gain on derivative instruments	(248)	44,377

Total other (expense) income	(10,631)	25,854

Income before income taxes and minority interest from continuing operations	3,846	36,848
Income tax provision	(3,801)	(21,113)

Income before minority interest from continuing operations	45	15,735
Minority interest	1,048	449

Net income from continuing operations	1,093	16,184
Net (loss) income from discontinued operations	(7)	404

Net income	1,086	16,588

Retained earnings (deficit), beginning of period	14,440	(47,970)

Retained earnings (deficit), end of period	€15,526	€(31,382)

Net income per share from continuing operations
Basic	€0.03	€0.49

Diluted	€0.03	€0.40

Income per share
Basic	€0.03	€0.50

Diluted	€0.03	€0.41

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at March 31, 2007
(Euros in thousands)
     The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. (“Mercer Inc.”) and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2007 and 2006, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and Rosenthal, and the Celgar mill. The Restricted Group excludes the Stendal mill and the discontinued paper business.

	March 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€32,540	€12,430	€—	€44,970
Receivables	51,392	46,062	—	97,454
Note receivable, current portion	618	5,196	—	5,814
Inventories	55,186	27,516	—	82,702
Prepaid expenses and other	2,726	3,074	—	5,800
Current assets of discontinued operations	—	1,261	—	1,261

Total current assets	142,462	95,539	—	238,001
Cash restricted	—	45,000	—	45,000
Property, plant and equipment	387,639	578,070	—	965,709
Other	7,837	(1,195)	—	6,642
Deferred income tax	13,286	13,740	—	27,026
Due from unrestricted group	53,881	—	(53,881)	—
Note receivable, less current portion	4,798	3,610	—	8,408

Total assets	€609,903	€734,764	€(53,881)	€1,290,786

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€48,050	€40,868	€—	€88,918
Debt, current portion	—	33,364	—	33,364
Current liabilities of discontinued operations	—	1,074	—	1,074

Total current liabilities	48,050	75,306	—	123,356
Debt, less current portion	295,053	555,902	—	850,955
Due to restricted group	—	53,881	(53,881)	—
Unrealized derivative loss	—	35,670	—	35,670
Capital leases	4,422	3,010	—	7,432
Deferred income tax	4,097	19,103	—	23,200
Other long-term liabilities	22,234	14	—	22,248

Total liabilities	373,856	742,886	(53,881)	1,062,861
SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	236,047	(8,122)	—	227,925

Total liabilities and shareholders’ equity	€609,903	€734,764	€(53,881)	€1,290,786

(3)

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2006
(Euros in thousands)

	December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€39,078	€30,289	€—	€69,367
Receivables	38,662	36,360	—	75,022
Note receivable, current portion	620	7,178	—	7,798
Inventories	41,087	21,770	—	62,857
Prepaid expenses and other	2,352	2,310	—	4,662
Current assets of discontinued operations	—	2,094	—	2,094

Total current assets	121,799	100,001	—	221,800
Cash restricted	—	57,000	—	57,000
Property, plant and equipment	408,957	563,186	—	972,143
Other	8,155	4,763	—	12,918
Deferred income tax	14,316	15,673	—	29,989
Due from unrestricted group	51,265	—	(51,265)	—
Note receivable, less current portion	5,023	3,721	—	8,744

Total assets	€609,515	€744,344	€(51,265)	€1,302,594

LIABILITIES
Current
Accounts payable and accrued expenses	€46,838	€37,335	€—	€84,173
Debt, current portion	—	33,903	—	33,903
Current liabilities of discontinued operations	—	1,926	—	1,926

Total current liabilities	46,838	73,164	—	120,002
Debt, less current portion	293,781	580,147	—	873,928
Due to restricted group	—	51,265	(51,265)	—
Unrealized derivative loss	—	41,355	—	41,355
Capital leases	2,720	3,482	—	6,202
Deferred income tax	2,832	20,079	—	22,911
Other long-term liabilities	19,395	—	—	19,395

Total liabilities	365,566	769,492	(51,265)	1,083,793
SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	243,949	(25,148)	—	218,801

Total liabilities and shareholders’ equity	€609,515	€744,344	€(51,265)	€1,302,594

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Three Months Ended March 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€99,933	€69,598	€—	€169,531

Operating costs	77,116	57,631	—	134,747
Operating depreciation and amortization	6,686	7,043	—	13,729
General and administrative expenses	4,359	2,946	—	7,305
(Sale) of emission allowances	(264)	(463)	—	(727)

	87,897	67,157	—	155,054

Operating income from continuing operations	12,036	2,441	—	14,477

Other income (expense)
Interest expense	(7,458)	(13,525)	915	(20,068)
Investment income	1,305	1,221	(915)	1,611
Derivative financial instruments, net	—	6,572	—	6,572
Unrealized foreign exchange loss on debt	1,254	—	—	1,254

Total other expense	(4,899)	(5,732)	—	(10,631)

Income (loss) before income taxes and minority interest from continuing operations	7,137	(3,291)	—	3,846
Income tax provision	(2,738)	(1,063)	—	(3,801)

Income (loss) before minority interest from continuing operations	4,399	(4,354)	—	45
Minority interest	—	1,048	—	1,048

Net income (loss) from continuing operations	4,399	(3,306)	—	1,093
Net loss from discontinued operations	—	(7)	—	(7)

Net income (loss)	€4,399	€(3,313)	€—	€1,086

	Three Months Ended March 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€81,011	€60,657	€—	€141,668

Operating costs	69,139	45,768	—	114,907
Operating depreciation and amortization	6,629	7,059	—	13,688
General and administrative	4,960	2,757	—	7,717
(Sale) of emission allowances	(1,767)	(3,871)	—	(5,638)

	78,961	51,713	—	130,674

Operating income from continuing operations	2,050	8,944	—	10,994

Other income (expense)
Interest expense	(8,463)	(15,226)	875	(22,814)
Investment income	2,261	354	(875)	1,740
Derivative financial instruments, net	(79)	40,894	—	40,815
Unrealized foreign exchange gain on debt	6,113	—	—	6,113

Total other income (expense)	(168)	26,022	—	25,854

Income before income taxes and minority interest from continuing operations	1,882	34,966	—	36,848
Income tax provision	(3,033)	(18,080)	—	(21,113)

Income (loss) before minority interest from continuing operations	(1,151)	16,886	—	15,735
Minority interest	—	449	—	449

Net income (loss) from continuing operations	(1,151)	17,335	—	16,184
Net income from discontinued operations	—	404	—	404

Net (loss) income	€(1,151)	€17,739	€—	€16,588

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MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
For the Quarters Ended March 31, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)
Net income from continuing operations.	€1,093	€16,184
Minority interest	(1,048)	(449)
Income taxes	3,801	21,113
Interest expense	20,068	22,814
Investment income	(1,611)	(1,740)
Derivative financial instruments, net gain	(6,572)	(40,815)
Unrealized foreign exchange gain on debt	(1,254)	(6,113)

Operating income from continuing operations	14,477	10,994
Add: Depreciation and amortization	13,792	13,688

Operating EBITDA(1)	€28,269	€24,682

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
For the Quarters Ended March 31, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)
Restricted Group
Net income (loss) from continuing operations(1)	€4,399	€(1,151)
Income taxes	2,738	3,033
Interest expense	7,458	8,463
Investment and other income	(1,305)	(2,261)
Derivative financial instruments, net loss	—	79
Unrealized foreign exchange gain on debt	(1,254)	(6,113)

Operating income from continuing operations	12,036	2,050
Add: Depreciation and amortization	6,749	6,629

Operating EBITDA(2)	€18,785	€8,679

(1)	For the Restricted Group, net income (loss) from continuing operations and net income (loss) are the same.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(6)